Exhibit 10.9
Global Annual Incentive Plan
The Boeing Company
Global Annual Incentive Plan
(As Amended and Restated Effective January 1, 2026)

Section 1. Purpose of the Plan
The Boeing Company Global Annual Incentive Plan (the “Plan”) is designed to enhance the ability of the Company to attract and retain executives, managers, and individual contributors and thereby:
(a)Reward performance that directly supports the achievement of the Company’s business objectives; and
(b)Promote strong links between employee contributions and overall Company performance.
This Plan represents an amendment, restatement, and consolidation of The Boeing Company Annual Incentive Plan, The Boeing Company Performance-Based Incentive Plan, and The Boeing Company Non-Executive Management Incentive Plan, effective January 1, 2026.
Section 2. Terms and Definitions
The terms and definitions used herein are for the purposes of this Plan document only and have no effect on the meaning or use of the same or similar terms used in other documents or processes.
(a)“Board” means the Board of Directors of The Boeing Company.
(b)“Bonus Factor” means such term as defined in Appendix A, B, or C, with respect to the applicable Eligible Employee population.
(c)“Committee” means the Compensation Committee of the Board.
(d)“Company” means The Boeing Company and any affiliate or subsidiary that has adopted the Plan by action of its Board of Directors following the review and approval of the Plan Administrator.
(e)“Company Performance Score” means such term as defined in Section 4.
(f)“Eligible Employee” means a person who is employed by the Company and paid through its regular payroll departments and who meets the eligibility requirements of Section 3, including a person on an approved leave of absence. The term Eligible Employee shall not include an individual who is:
(1)compensated by special fees or employed pursuant to a special contract or arrangement,
(2)engaged in a capacity which is determined to be contract labor or an independent contractor, whether providing services to the Company or one of its affiliates or subsidiaries,
(3)a temporary employee or a full-time special employee paid on an hourly basis, or
(4)an employee represented by a collective bargaining agent.

The determination of whether an individual qualifies as an Eligible Employee for purposes of this Plan shall be made in the discretion of the Plan Administrator, with such discretion to be exercised in a uniform and nondiscriminatory manner.
(g)"Incentive Award" means, with respect to each Performance Period, the amount paid to an Eligible Employee under this Plan based on the Incentive Award Target, Company Performance Score, Bonus Factor, and any pro-rations or adjustments applicable to that Eligible Employee. An Incentive Award may not exceed two (2) times the applicable target amount for such award.

Global Annual Incentive Plan

(h)“Incentive Award Target” means such term as defined in Appendix A, B, or C, with respect to the applicable Eligible Employee population. An Incentive Award Target may not exceed two (2) times the Eligible Employee’s base salary for the applicable Performance Period.
(i)“Incentive-Eligible Pay” means such term as defined in Appendix A, B, or C, with respect to the applicable Eligible Employee population.
(j)“Performance Goals” means such term as defined in Section 4.
(k)“Performance Period” means the calendar year or such other period as the Committee establishes for purposes of making Incentive Awards under this Plan.
(l)“Plan Administrator” means (1) with respect to any Eligible Employee other than an Elected Executive, the Company’s Chief Human Resources Officer or Vice President, Global Compensation, acting individually or together, or their delegate(s), or (2) with respect to an Elected Executive, the Committee or its delegate.
(m)“Qualifying Termination” means termination of employment due to (1) retirement following attainment of at least age 55 with ten years of service, following attainment of at least age 62 with one year of service, or under conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company, (2) death, (3) disability resulting in entitlement to benefits under any long-term disability policy sponsored by the Company, or (4) layoff.
(n)“Vice President, Global Compensation” means the individual serving as the Vice President, Global Compensation of The Boeing Company, or similar successor position as determined by the Company’s Chief Human Resources Officer.
Section 3. Eligibility and Administration
(a)Except as otherwise provided herein, any Eligible Employee who was on the active payroll of the Company for at least one day during a Performance Period and who has not been designated as excluded from the Plan pursuant to Section 3(d) or 3(e), shall be eligible to participate with respect to that Performance Period, subject to the application of Section 5(c).
(b)Notwithstanding anything herein to the contrary, to the extent an Eligible Employee’s participation in the Plan is governed by more than one Appendix to the Plan, or by more than one Incentive Award Target, during the same Performance Period, such Eligible Employee’s Incentive Awards calculated pursuant to an Appendix may be pro-rated to reflect time worked while such Appendix and/or Incentive Award Target was in effect with respect to such individual, in accordance with procedures and policies approved by the Plan Administrator and any such administrative modifications to the applicable Appendix as may be necessary to ensure that the Plan is being administered consistent with its overall spirit and intent.
(c)An Eligible Employee’s Incentive Award Target for a Performance Period may be subject to pro-ration in the following circumstances: (i) the Eligible Employee experiences a Qualifying Termination during a Performance Period; (ii) the Eligible Employee takes a leave or leaves of absence during the Performance Period, or (iii) the Eligible Employee is hired or rehired by the Plan Administrator during the Performance Period. Any such pro-ration shall be determined and applied in accordance with procedures and policies approved by the Plan Administrator and any such administrative modifications to the applicable Appendix as may be necessary to ensure that the Plan is being administered consistent with its overall spirit and intent.
(d)Notwithstanding anything herein to the contrary, an Eligible Employee shall not be eligible under the Plan for a Performance Period (or portion thereof) if during such Performance Period (or portion thereof) he or she is eligible to participate in any other annual incentive plan or program (whether or not any payout is

Global Annual Incentive Plan

received for such participation) in which payouts are determined, in whole or in part, based on the Company Performance Score.
(e)The Plan Administrator shall have the authority to exclude certain employee groups from participation in this Plan during any Performance Period (or portion thereof).
Section 4. Determination of Company Performance Score
Before or within the first three months of a Performance Period, the Committee shall review the overall financial, operational, or other strategic goals determined by the Company based on its annual business plan, which may be set at the Company, business unit, function, program, or other level in the Committee’s discretion (the “Performance Goals”). From these goals, the Committee shall establish a range of achievement levels for purposes of making Incentive Awards under this Plan for that Performance Period, which shall correspond to a range of potential payout scores (the “Company Performance Score”). The Committee may establish different Performance Goals and achievement levels corresponding to different Company Performance Scores for different groups of Eligible Employees, in its discretion. For the avoidance of doubt, all determinations as to the Company Performance Score shall be made by the Committee in its sole discretion.
Section 5. Determination and Payment of Incentive Awards
(a)At the end of a Performance Period, the Committee shall determine the actual level of performance achieved against the Performance Goals, and the corresponding Company Performance Score or Scores. Based on that determination, an Incentive Award shall be made under this Plan to each Eligible Employee based on the formula described in the applicable Appendix.
(b)Earned Incentive Awards for each Performance Period shall be paid in a single lump sum within a reasonable time after the end of the Performance Period, unless deferred in accordance with the terms and conditions of an available qualified or nonqualified deferred compensation plan. For Eligible Employees in the United States, such payment shall occur after the applicable Performance Period but no later than 2½ months after the end of the calendar year in which the Incentive Award became vested.
(c)Notwithstanding any other provision of this Plan, with respect to any Performance Period, an Eligible Employee who is terminated under circumstances other than a Qualifying Termination prior to the actual payment of an Incentive Award shall forfeit any and all payments that may otherwise have been due under the Plan with respect to such Performance Period. The determination of the reason for an Eligible Employee’s termination shall be made in the discretion of the Plan Administrator, with such discretion to be exercised in a uniform and nondiscriminatory manner and subject to the terms and conditions of the Plan and applicable local law.
(d)Notwithstanding any other provision of this Plan, the Plan Administrator shall have the discretion to determine the treatment of Incentive Awards with respect to Eligible Employees impacted by divestiture, merger, consolidation, spin-off, reorganization, transfer of work statement, or similar activity during a Performance Period or prior to the payment date of an Incentive Award, with such discretion to be exercised in a nondiscriminatory manner, subject to the terms and conditions of the Plan, applicable local law, and any applicable third-party agreements.
(e)Notwithstanding any other provision of this Plan, the Plan Administrator shall have the discretion to provide that Incentive Awards for any Eligible Employee, or any group or sub-group of Eligible Employees, shall pay out at a minimum guaranteed amount with respect to a Performance Period.
Section 6. General Provisions
(a)This Plan (including, without limitation, any portion of the Plan or any terms and conditions established under the Plan with respect to any Performance Period) may be amended or terminated by the Board or the Committee at any time, for any reason.

Global Annual Incentive Plan

(b)Except as otherwise expressly provided under the terms of this Plan, the Plan Administrator shall have full power and authority to construe and interpret this Plan. Decisions of the Committee (and its delegates) and/or the Plan Administrator shall be final and binding.
(c)The Company shall deduct from Incentive Awards any withholdings required by applicable law, and the Company may deduct from such payment any amounts due to the Company from the recipient consistent with federal, state, local or regional laws.
(d)No Incentive Award authorized or made under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment or any other legal process, and any attempt to do so shall be void.
(e)No earnings or interest shall be payable with respect to any Incentive Award, regardless of when paid.
(f)Nothing contained in the Plan will be construed or deemed to confer upon any employee the right to be retained in, or recalled to, the employ of the Company or to interfere with the rights of the Company to discharge any employee at any time, subject to applicable law.
(g)It is the Company’s intention that any and all compensation payable under the Plan shall satisfy the requirements for exemption under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all terms and provisions shall be interpreted to satisfy such requirements. With respect to any payment intended to be exempt from the requirements of Code Section 409A which is to be paid out when vested and qualify for the short-term deferral exemption to Code Section 409A, such payment shall be made payable after the applicable vesting period but in no event later than 2½ months after the end of the calendar year in which the award became vested. Notwithstanding the foregoing, Incentive Awards may be designed to qualify for another exemption under Code Section 409A or to satisfy the requirements of Code Section 409A.
(h)Notwithstanding anything herein to the contrary, to the extent that an Eligible Employee experiences a layoff event during a Performance Period and is eligible to receive all or any portion of an Incentive Award in connection with such layoff pursuant to the terms of a separate layoff benefits plan, individual separation agreement, or any other program, policy or agreement, such benefit shall be in lieu of, and not in addition to, any Incentive Award that the Eligible Employee would otherwise be eligible to receive under the terms of this Plan.
(i)If any Eligible Employee is physically or mentally incapable of giving valid receipt for an Incentive Award under this Plan and no legal representative has been appointed for such employee, the Company may make such payment to any person or institution maintaining such employee and the making of such payment shall constitute a complete discharge of the Plan and the Company with respect to such payment.
(j)The Plan, and all Incentive Awards issued hereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereof. In the event of any conflict between the terms of an Incentive Award (or any document or communication purporting to describe the terms of an Incentive Award) and this Plan, the terms of this Plan shall govern.
(k)Notwithstanding anything herein to the contrary, the Plan and all Incentive Awards issued hereunder to Eligible Employees outside the United States shall be administered in a manner consistent with all applicable non-U.S. laws, rules, regulations and requirements. The Plan Administrator shall have the authority to make such modifications to the operation of the Plan and Incentive Awards payable thereunder as necessary or desirable to comply with any such non-U.S. requirements or to reflect market conditions or local practices.

Global Annual Incentive Plan

Appendix A
EXECUTIVE ELIGIBLE EMPLOYEES

The defined terms and provisions in this Appendix A shall be applicable with respect to Eligible Employees while employed in an executive role for all or any portion of a Performance Period (“Executives”).
Generally, an Executive’s Incentive Award for a Performance Period shall be calculated as the product of (i) the Executive’s Incentive Award Target, (ii) the applicable Company Performance Score, and (iii) the Executive’s Bonus Factor.
Terms and Definitions:
(1)“Bonus Factor” means (a) with respect to each Executive who is elected as an executive officer of the Company (an “Elected Executive”), the factor assigned to that individual by the Committee and/or the Board following an evaluation of that individual’s performance during the applicable Performance Period, and (b) with respect to all other Executives, the factor assigned to that individual by Company management following an evaluation of that individual’s performance during the applicable Performance Period in accordance with procedures approved by the Plan Administrator.
(2)“Incentive Award Target” means a target incentive amount for a Performance Period expressed as either a percentage of Incentive-Eligible Pay or a fixed cash amount denominated in local currency, subject to the following:
(a)The Committee or the Board shall determine the Incentive Award Target for each Elected Executive.
(b)The Plan Administrator shall determine the Incentive Award Target for all Executives who are not Elected Executives, based on ranges established for each executive level and which may vary based on country or region based on business needs and/or competitive market data.
(3)“Incentive-Eligible Pay” means for a particular Performance Period, an Executive’s annual base rate of pay as of a specified date during the fourth quarter of that Performance Period (with such date to be specified for each Performance Period by the Plan Administrator) (such date, the “Cut-off Date”). Notwithstanding the foregoing, in the event an Executive terminates employment during a Performance Period prior to the Cut-Off Date under circumstances in which Executive remains eligible for an Incentive Award, Incentive-Eligible Pay for such Executive shall be determined by reference to the annual base rate of pay as of the Executive’s termination date.
Forfeiture and Clawback Provisions:
Incentive Awards granted to Executives are subject to the Clawback Policy as adopted by the Board of Directors and as amended from time to time.
In addition, subject to applicable local law, Incentive Awards under the Plan shall be subject to clawback and forfeiture (meaning that the Incentive Award must be promptly returned to the Company if already distributed, or that an Executive will lose his or her entitlement to an Incentive Award if it has not yet been distributed), in the event a current or former Executive engages in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the vesting or receipt of payment of the Incentive Award: (i) pleads or admits to, is convicted of, or is otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engages in competition with any aspect of Company business with which the Executive was involved or about which the Executive gained Company proprietary or confidential information; (iii) induces or attempts to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the participant or any third party; (iv) disparages or defames the Company or its products or its current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good

Global Annual Incentive Plan

faith, suspected unlawful conduct in the workplace; or (v) takes, misappropriates, uses, or discloses Company proprietary or confidential information.
Clawback can, if applicable and where permitted by applicable local law, be made by deducting payments that will be due in the future (including salary, bonuses, and other forms of compensation). Acceptance of an Incentive Award under the Plan shall constitute the acceptor’s acknowledgement and recognition that compliance with these provisions is a condition for receipt of the Incentive Award. Nothing in these provisions will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.
The Company’s Chief Human Resources Officer shall approve modifications to the provisions set forth above from time to time, as necessary or recommended by the Company’s Law Department, to ensure enforceability of such provisions in states, countries, or geographic regions in which Executives may reside and/or work. Any such modifications shall be documented and attached as an Exhibit to this Appendix A.
Elected Executives
Notwithstanding anything herein to the contrary, and for the avoidance of doubt, all actions and decisions regarding the participation of Elected Executives in the Plan shall be made or approved by the Committee and/or the Board.

Global Annual Incentive Plan

Appendix B
NON-EXECUTIVE MANAGEMENT ELIGIBLE EMPLOYEES
The defined terms and provisions in this Appendix B shall be applicable with respect to Eligible Employees while employed in a non-executive management role for all or any portion of a Performance Period (“Managers”).
Generally, a Manager’s Incentive Award for a Performance Period shall be calculated as the product of (i) the Manager’s Incentive Award Target, (ii) the applicable Company Performance Score, and (iii) the Manager’s Bonus Factor.
Terms and Definitions:
(1)“Bonus Factor” means the factor assigned to each Manager by Company management following an evaluation of that individual’s performance during the applicable Performance Period in accordance with procedures approved by the Plan Administrator.
(2)“Incentive Award Target” means a target incentive amount for a Performance Period expressed either as a percentage of Incentive-Eligible Pay or as a fixed cash amount denominated in local currency, established for each Manager level by country, region, business unit, function or other criteria as determined by the Plan Administrator based on business needs and/or competitive market data.
(3)“Incentive-Eligible Pay” means for a particular Performance Period, a Manager’s annual base rate of pay as of a specified date during the fourth quarter of that Performance Period (with such date to be specified for each Performance Period by the Plan Administrator) (such date, the “Cut-off Date”). Notwithstanding the foregoing, in the event a Manager terminates employment during a Performance Period prior to the Cut-Off Date, Incentive-Eligible Pay for such Manager shall be determined by reference to the annual base rate of pay as of the Manager’s termination date.

Global Annual Incentive Plan

Appendix C
INDIVIDUAL CONTRIBUTOR ELIGIBLE EMPLOYEES
The defined terms and provisions in this Appendix C shall be applicable with respect to Eligible Employees while employed in a non-executive, non-manager individual contributor role for all or any portion of a Performance Period (“Individual Contributors”).
Generally, an Individual Contributor’s Incentive Award for a Performance Period shall be calculated as the product of (i) the Individual Contributor’s Incentive Award Target, (ii) the applicable Company Performance Score, and (iii) the Individual Contributor’s Bonus Factor.
Terms and Definitions:
(1)“Bonus Factor” means the factor assigned to each Individual Contributor by Company management following an evaluation of that individual’s performance during the applicable Performance Period in accordance with procedures approved by the Plan Administrator.
(2)“Incentive Award Target” means a target incentive amount for a Performance Period expressed either as a percentage of Incentive-Eligible Pay or as a fixed cash amount denominated in local currency, established for each Individual Contributor level by country, region, business unit, function or other criteria as determined by the Plan Administrator based on business needs and/or competitive market data.
(3)“Incentive-Eligible Pay” means base pay for a Performance Period, and including certain pay additives and excluding other pay additives, as more fully described below. Incentive-Eligible Pay shall not include pay for any period before or after an Employee is eligible to participate in the Plan. The Plan Administrator shall have the authority to make adjustments to this definition from time to time, consistent with the intent of the Plan to provide incentive awards under this Plan based on ordinary and not extraordinary elements of compensation, and to the extent necessary or desirable to comply with applicable laws and/or local practices, including outside the United States.
Unless and until modified by the Plan Administrator as described above, the following items of compensation shall be included in Incentive-Eligible Pay:

–Base Pay/Regular Pay
–Overtime Pay
–Vacation Pay
–Sick Leave Pay
–Holiday Pay
–Shift Premium
–Shift Differential
–Shift Bonus Pay
–Cost of Living Allowance
–Non-Standard Workweek Premium
–Military Leave Differential
–Jury Duty Leave with Pay (“LWP”)
–Witness Duty LWP
–Personal Business LWP
–Non-Industrial Illness LWP
–Bereavement Pay
–Election Duty LWP
–Report Time Pay
–Suspension of Operations Pay
–Orientation Pay
–Selective Lump Sum (included in selective salary adjustment exercise)
–Union Company Business

Global Annual Incentive Plan

Unless and until modified by the Plan Administrator as described above, the following items of compensation shall not be included in Incentive-Eligible Pay:

–Tuition Reimbursement
–Relocation Reimbursement
–Foreign Service Allowance
–Special Location Allowance
–Tax Equalization Allowance
–Per diem
–Grievance settlements
–Long-term disability payments
–Short-term disability payments
–Severance Pay
–Special Incentives
–Hazard Pay
–Layoff benefits
–Submarine Pay
–Flight Pay
–Travel Allowances
–Aircrew Additive
–Pension Payments and any other benefits paid from a qualified or non-qualified plan stock option awards or exercise payments
–Workers Compensation Insurance Payments
–Lump Sum Awards (non-discretionary payments based on earnings during a period)
–Bonus and Retention Plan payments
–Any other items of pay or compensation, whether or not reported to an individual on a IRS Form W-2 or 1099